                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 6)


                    Under the Securities Exchange Act of 1934

                       MITCHELL ENERGY & DEVELOPMENT CORP.
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)

                                   606592 20 2
                                   -----------
                                 (CUSIP Number)


                              Spiros N. Vassilakis
                            GPM, Inc. and Affiliates
                        2002 Timberloch Place, Suite 260
                           The Woodlands, Texas 77380
                                 (713) 377-5609
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                                November 27, 2001
             (Date of Event which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------------------
CUSIP NO.: 606592 20 2
---------------------------------

-----------------------------------------------------------------------------------------------------------------------
     1         NAME OF REPORTING PERSON
               S.S. OR IRS IDENTIFICATION NUMBER

               George P. Mitchell
               Social Security Number ###-##-####
-----------------------------------------------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-----------------------------------------------------------------------------------------------------------------------
     3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
     4         SOURCE OF FUNDS

               OO
-----------------------------------------------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)           [ ]

-----------------------------------------------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
-----------------------------------------------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                    21,758,205 shares
         SHARES              ------------------------------------------------------------------------------------------
      BENEFICIALLY             8     SHARED VOTING POWER
        OWNED BY
          EACH                       1,022,506  shares
        REPORTING            ------------------------------------------------------------------------------------------
         PERSON                9     SOLE DISPOSITIVE POWER
          WITH
                                     21,758,205 shares
                             ------------------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER

                                     1,022,506 shares
-----------------------------------------------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               22,780,711 shares, includes 1,022,506 shares as to which beneficial ownership is disclaimed
-----------------------------------------------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

-----------------------------------------------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               45.0%
-----------------------------------------------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON

               IN
-----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------
CUSIP NO.: 606592 20 2
---------------------------------

-----------------------------------------------------------------------------------------------------------------------
     1         NAME OF REPORTING PERSON
                S.S. OR IRS IDENTIFICATION NUMBER

               Cynthia Woods Mitchell
               Social Security Number ###-##-####
-----------------------------------------------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-----------------------------------------------------------------------------------------------------------------------
     3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------
     4         SOURCE OF FUNDS

               OO
-----------------------------------------------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)           [ ]

-----------------------------------------------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
-----------------------------------------------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                    -0-
         SHARES              ------------------------------------------------------------------------------------------
      BENEFICIALLY             8     SHARED VOTING POWER
        OWNED BY
          EACH                       1,022,506 shares
        REPORTING            ------------------------------------------------------------------------------------------
         PERSON                9     SOLE DISPOSITIVE POWER
          WITH
                                     -0-
                             ------------------------------------------------------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     1,022,506 shares
-----------------------------------------------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,022,506 shares
-----------------------------------------------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

-----------------------------------------------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               2.0%
-----------------------------------------------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON

               IN
-----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------
CUSIP NO.: 606592 20 2
---------------------------------

-----------------------------------------------------------------------------------------------------------------------
     1         NAME OF REPORTING PERSON
               S.S. OR IRS IDENTIFICATION NUMBER

               MND PARTNERS, L.P.
               IRS Identification Number 76-0693562
-----------------------------------------------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
----------------------------------------------------------------------------------------------------------------------
     3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------
     4         SOURCE OF FUNDS

               OO
-----------------------------------------------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)           [ ]

-----------------------------------------------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
-----------------------------------------------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

        NUMBER OF                    600,000 shares
         SHARES              ------------------------------------------------------------------------------------------
      BENEFICIALLY             8     SHARED VOTING POWER
        OWNED BY
          EACH                       0 shares
        REPORTING            ------------------------------------------------------------------------------------------
         PERSON                9     SOLE DISPOSITIVE POWER
          WITH
                                     600,000 shares
                             ------------------------------------------------------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     0 shares
-----------------------------------------------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               600,000 shares
-----------------------------------------------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

-----------------------------------------------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.2%
-----------------------------------------------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON

               PN
-----------------------------------------------------------------------------------------------------------------------

                                 AMENDMENT NO. 6
                                       TO
                                  SCHEDULE 13D


         Capitalized terms that are not otherwise defined in this Amendment No. 6 have the meanings ascribed to them in Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 to the original Schedule 13D filed with the Securities and Exchange Commission on June 29, 2000, April 3, 2001, May 11, 2001, August 14, 2001, and November 1, 2001 respectively, (the "Amended Filing"), by George P.
Mitchell, Cynthia Woods Mitchell and MND PARTNERS, L.P. with respect to the Class A Common Stock, $.10 par value, of Mitchell Energy & Development Corp. (the "Company").

         The Amended Filing is hereby supplemented and amended to the extent set forth in this Amendment No. 6.

         Annex A to the Amended Filing is amended as set forth on Annex A hereto.

                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigneds' knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 19, 2002.


                                      /s/ GEORGE P. MITCHELL
                                      -----------------------------------
                                      George P. Mitchell



                                      /s/ CYNTHIA WOODS MITCHELL
                                      ----------------------------------
                                      Cynthia Woods Mitchell



                                      MND PARTNERS, L.P.

                                      By: MND-GP, LLC
                                          General Partner



                                          By:  /s/ J. TODD MITCHELL
                                             -----------------------------------
                                                   J. Todd Mitchell
                                                   Manager

                                   ANNEX A TO
                         AMENDMENT NO. 6 TO SCHEDULE 13D

                           INFORMATION WITH RESPECT TO
                               MND PARTNERS, L.P.


         The sixth sentence of the first paragraph of Annex A to the Amended Filing is amended to read in its entirety as follows:

                  The General Partner owns a 0.1% general partnership interest in the Limited Partnership, Mr. and Mrs. Mitchell own a 5.0% limited partnership interest in the Limited Partnership, and trusts for the ten adult children of Mr. and Mrs. Mitchell own the remaining 94.9% limited partnership interests in the Limited Partnership in equal shares. Thus each of the ten adult children of Mr. and Mrs. Mitchell (including J. Todd Mitchell) has an indirect pecuniary interest in 9.5% of the shares of Class A Common Stock held by the Limited Partnership.


         The final sentence of the second paragraph of Annex A to the Amended Filing is amended to read in its entirety as follows:

                  J. Todd Mitchell disclaims beneficial ownership of the Class A Common Stock held by the Limited Partnership except to the extent of his pecuniary interest therein, and beneficially owns no other shares of Class A Common Stock.






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